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As filed with the Securities and Exchange Commission on February 7, 2001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO
FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEW CERIDIAN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1981625 (I.R.S. Employer Identification No.)

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(Address of principal executive offices) (Zip Code)

(952) 853-8100
(Issuer's telephone number, including area code)

Securities to be registered under Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $.01 per share	The New York Stock Exchange

Securities to be registered under Section 12(g) of the Act:

None

 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  Financial Statements

    The following is a list of financial information included in the attached information statement and filed as a part of this registration statement on Form 10:

    (1) Unaudited Pro Forma Consolidated Financial Information of New Ceridian (Accounting Successor to Ceridian) as of September 30, 2000, and for the nine months ended September 30, 2000 and for the year ended December 31, 1999;

    (2) Unaudited Pro Forma Combined Financial Information of Arbitron as of September 30, 2000, and for the nine months ended September 30, 2000 and for the year ended December 31, 1999;

    (3) Consolidated Financial Statements of Ceridian as of September 30, 2000 (unaudited), December 31, 1999 and 1998, and for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999, 1998 and 1997;

    (4) Balance Sheet of New Ceridian as of August 8, 2000;

    (5) Combined Financial Statements of Arbitron as of September 30, 2000 (unaudited), December 31, 1999 and 1998, and for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999, 1998 and 1997;

    (6) Ceridian Corporation and Subsidiaries Schedule of Valuation and Qualifying Accounts with Independent Auditors' Report thereon for the years ended December 31, 1999, 1998 and 1997; and

    (7) Arbitron Schedule of Valuation and Qualifying Accounts with Independent Auditors' Report thereon for the years ended December 31, 1999, 1998 and 1997.

    (b)  Exhibits

Exhibit No.	Description
3.1*	Amended and Restated Certificate of Incorporation of New Ceridian (to be effective upon completion of the spin-off)
3.2*	Amended and Restated Bylaws of New Ceridian (to be effective upon completion of the spin-off)
10.1*	Form of Distribution Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.2*	Form of Personnel Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.3*	Form of Tax Matters Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.4*	Form of Transition Services Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.5*	Form of Sublease Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.6*	Form of 2001 Long-Term Stock Incentive Plan, to be adopted in connection with the spin-off
10.7*	Form of Employee Stock Purchase Plan, to be adopted in connection with the spin-off
10.8*	Form of 2001 Director Performance Incentive Plan, to be adopted in connection with the spin-off
10.9*	Form of Employment Agreement between New Ceridian and Ronald L. Turner
10.10*	Form of Employment Agreement between New Ceridian and John R. Eickhoff
10.11*	Form of Employment Agreement between New Ceridian and Tony G. Holcombe, Gary M. Nelson and Gary A. Krow
21.1*	Subsidiaries of New Ceridian
99.1*	Information Statement dated January 22, 2001 attached as Annex A to this registration statement
99.2*	Consent to be named as directors of New Ceridian for: Bruce R. Bond, William J. Cadogan, Nicholas D. Chabraja, Robert H. Ewald, Ronald T. LeMay, George R. Lewis, Ronald L. Turner, Carole J. Uhrich and Paul S. Walsh
99.3*	Consent to be named as directors of Arbitron for: Erica Farber, Kenneth F. Gorman, Philip Guarascio, Larry E. Kittelberger, Stephen B. Morris, Luis G. Nogales, Richard A. Post and Lawrence Perlman
99.4	Opinion and Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
99.5	Form of Opinions and Consent of Bear, Stearns & Co. Inc.
99.6*	Letter Ruling from the Internal Revenue Service dated November 7, 2000

*
Previously filed

SIGNATURES

    In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 6, 2001	NEW CERIDIAN CORPORATION
	By	/s/ RONALD L. TURNER Ronald L. Turner Chairman of the Board, President and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBIT INDEX
to
FORM 10/A

NEW CERIDIAN CORPORATION

Exhibit No.		Description
3.1	*	Amended and Restated Certificate of Incorporation of New Ceridian (to be effective upon completion of the spin-off)
3.2	*	Amended and Restated Bylaws of New Ceridian (to be effective upon completion of the spin-off)
10.1	*	Form of Distribution Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.2	*	Form of Personnel Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.3	*	Form of Tax Matters Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.4	*	Form of Transition Services Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.5	*	Form of Sublease Agreement between Ceridian and New Ceridian, to be adopted in connection with the spin-off
10.6	*	Form of 2001 Long-Term Stock Incentive Plan, to be adopted in connection with the spin-off
10.7	*	Form of Employee Stock Purchase Plan, to be adopted in connection with the spin-off
10.8	*	Form of 2001 Director Performance Incentive Plan, to be adopted in connection with the spin-off
10.9	*	Form of Employment Agreement between New Ceridian and Ronald L. Turner
10.10	*	Form of Employment Agreement between New Ceridian and John R. Eickhoff
10.11	*	Form of Employment Agreement between New Ceridian and Tony G. Holcombe, Gary M. Nelson and Gary A. Krow
21.1	*	Subsidiaries of New Ceridian
99.1	*	Information Statement dated January 22, 2001 attached as Annex A to this registration statement
99.2	*
Consent to be named as directors of New Ceridian for: Bruce R. Bond, William J. Cadogan, Nicholas D. Chabraja, Robert H. Ewald, Ronald T. LeMay, George R. Lewis, Ronald L. Turner, Carole J. Uhrich and Paul S. Walsh
99.3	*	Consent to be named as directors of Arbitron for: Erica Farber, Kenneth F. Gorman, Philip Guarascio, Larry E. Kittelberger, Stephen B. Morris, Luis G. Nogales, Richard A. Post and Lawrence Perlman
99.4		Opinion and Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
99.5		Form of Opinions and Consent of Bear, Stearns & Co. Inc.
99.6	*	Letter Ruling from the Internal Revenue Service dated November 7, 2000

*
Previously filed

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES